Exhibit 2.1

Description of securities

Description of Indian Equity Shares

Set forth below is the material information concerning the share capital of Infosys Limited (“Company”, “we”, “us”, or “our”) and a brief summary of the material provisions of our Articles of Association, Memorandum of Association, Companies Act, 2013 and other related Indian laws. The following description of our equity shares and the material provisions of our Articles of Association and Memorandum of Association does not purport to be complete and is qualified in its entirety by our Articles of Association and Memorandum of Association that have been filed as exhibits to our Annual Report on Form 20-F (available under the following links: https://www.sec.gov/Archives/edgar/data/1067491/000106749117000021/exv01w01.htm and https://www.sec.gov/Archives/edgar/data/1067491/000156459019022837/infy-ex12_1403.htm) and by the provisions of applicable law. We advise that you read our Articles of Association and Memorandum of Association in their entirety as they contain important additional information that is not included herein. Further, the summary of any laws set forth below is based on laws applicable as on March 31, 2022 and is not intended to constitute a complete analysis of all laws applicable to the Company and its securities or a substitute for professional legal advice.

Various statutory authorities and departments of the Government of India have extended several temporary relaxations on compliance requirements on account of the COVID-19 pandemic, and the summary below does not include details of such temporary relaxations.

General

As of March 31, 2022, we had the following series of securities registered pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended:

Title of each class	Trading Symbol (s)	Name of each exchange on which registered
American Depositary Shares (“ADSs”), each represented by one equity share, par value ₹ 5 per share	INFY	The New York Stock Exchange
Equity share, par value ₹ 5 per share*

*Not for trading, but only in connection with the listing of ADSs on the New York Stock Exchange.

Our authorized share capital is ₹24,000,000,000 (Rupees two thousand four hundred crore only) divided into 4,800,000,000 (four hundred and eighty crore only) equity shares, having a par value of ₹5/- per share. For the purpose of this “Description of Equity Shares”, “shareholder” means a shareholder who is registered as a member in our register of members or whose name appears in the beneficiary position maintained by the depositories. The Company has not issued any bearer shares.

Dividends

Under the Indian Companies Act our board of directors (the “Board”) recommends the payment of a dividend which is then approved by our shareholders in a general meeting. However, the Board is not obliged to recommend a dividend.

Under our Articles of Association and the Indian Companies Act, the Company in the Annual General Meeting (“AGM”) may declare a dividend, to be paid to shareholders according to their respective rights and interests in profits. No dividends shall exceed the amount recommended by the Board. In India, dividends are generally declared per equity share and are to be distributed and paid to shareholders in cash and in proportion to the paid-up value of their shares, within 30 days of the AGM at which the dividend is approved by shareholders. Pursuant to our Articles of Association and the Indian Companies Act, the Board has the discretion to declare and pay interim dividends without shareholder approval in compliance with the conditions specified under the Indian Companies Act. As per the terms of our listing of the equity shares and ADSs of the Company, we are required to inform the stock exchanges, on which our equity shares and ADSs are listed, of the dividend declared per equity share and the record date/book closure date for determining the shareholders who are entitled to receive dividends.

Under the Indian Companies Act, a dividend can be paid only in cash to registered shareholders as of the record date. A dividend may also be paid in cash or by cheque or warrant or in any electronic mode to the shareholder.

The Indian Companies Act provides that any dividends that remain unpaid or unclaimed after a period of 30 days from the date of declaration of a dividend are to be transferred to a special bank account opened by the company at an approved bank. We transfer any dividends that remain unpaid or unclaimed within seven days from the date of expiry of the 30 days to such account. If any amount in this account has not been claimed by the eligible shareholders within seven years from the date of the transfer, we transfer the unclaimed dividends to an Investor Education and Protection Fund (“IEPF”) established by the Government of India under the provisions of the Indian Companies Act. Further, according to the IEPF Rules, the  shares in respect of which dividend has not been paid or claimed by the  shareholders for seven consecutive years or more shall also be transferred to IEPF Authority. Shareholders may note that both the unclaimed dividend and corresponding shares transferred to IEPF including all benefits accruing on such shares, if any, can be claimed back from IEPF following the procedure prescribed in the IEPF Rules. No claim will lie in respect thereof with the Company.

Under the Indian Companies Act, dividends may be paid out of profits of a company in the year in which the dividend is declared after providing for depreciation or out of the undistributed profits of previous fiscal years after providing for depreciation. Before declaring any dividend in any financial year, a company may transfer a percentage of its profits which it considers appropriate to its reserves.

The Indian Companies Act further provides that in the event of an inadequacy or absence of profits in any year, a dividend may be declared for such year out of the company’s accumulated profits that have been transferred to its free reserves, subject to the following conditions:

•

The dividend rate declared shall not exceed the average of the rates at which dividends were declared by the company in the three years immediately preceding that year (this condition is not applicable where the company has not declared dividends in the three financial years immediately preceding that year);

•

The total amount to be drawn from the accumulated profits earned in the previous years and transferred to the reserves may not exceed an amount equivalent to 10% of the sum of its paid-up capital and free reserves as appearing in the latest audited financial statement, and the amount so drawn is to be used first to set off the losses incurred in the fiscal year in which dividend is declared before any dividends in respect of equity shares are declared;

•	The balance of reserves after such withdrawals shall not fall below 15% of the company’s paid-up capital as appearing in the latest audited financial statement; and
•

The Company cannot declare a dividend unless carried over previous losses and depreciation which are not provided in previous year or years are set off against profit of the company for the current year during which the dividend is sought to be declared.

Bonus Shares

In addition to permitting dividends to be paid out of current or retained earnings as described above, the Indian Companies Act permits a company to distribute an amount transferred from its free reserves to its shareholders in the form of bonus shares (similar to a stock dividend). The Indian Companies Act also permits the issuance of bonus shares from capitalization of the securities premium account and the capital redemption reserve account. Bonus shares are distributed to shareholders in the proportion recommended by the Board and such announcement of the decision of the Board recommending an issue of bonus shares cannot be subsequently withdrawn. Shareholders of the company on a fixed record date are entitled to receive such bonus shares.

Any issue of bonus shares would be subject to the guidelines issued by the Securities and Exchange Board of India (“SEBI”) in this regard. The relevant SEBI guidelines prescribe that no company shall issue any equity shares by way of bonus unless it is authorized by its articles of association and the company has made reservation of equity shares of the same class in favor of the holders of outstanding compulsorily convertible debt instruments, if any, in proportion to the convertible portion thereof (which may be issued at the time of conversion of the debt instruments on the same terms or same proportion at which the bonus shares were issued). The bonus issue must be made out of free reserves, securities premium account or capital redemption reserve account, and built out of the genuine profits or share premium collected in cash only. The bonus issue cannot be made unless the partly paid shares, if any existing, are made fully paid-up. Further, for the issuance of such bonus shares a company should not have defaulted in the payment of interest or principal in respect of fixed deposits and interest on existing debentures or principal on redemption of such debentures. A company is not allowed to declare bonus in lieu of dividend. Further, a company should have sufficient reason to believe that it has not defaulted in respect of the payment of statutory dues of the employees such as contribution to provident fund, gratuity, bonus, etc. The issuance of bonus shares must be implemented within 15 days from the date of approval by the Board (where shareholders’ approval is not required), provided that where the company is required to seek shareholders’ approval for capitalization of profits or reserves for making the bonus issue, it shall be implemented within two months from the date of approval by the Board. The bonus issue cannot be withdrawn after the decision to make a bonus issue has been announced.

Consolidation and Subdivision of Shares

The Indian Companies Act permits a company to split or combine the par value of its shares at a general meeting of the shareholders, if so authorized by its articles of association, with the approval of its shareholders. Shareholders on record on a fixed record date are entitled to receive the split or combination.

Pre-emptive Rights and Issue of Additional Shares

The Indian Companies Act gives shareholders the right to subscribe to new shares in proportion to their respective existing shareholdings in the event of a further issue of shares by a company, unless otherwise determined by a special resolution passed by a general meeting of the shareholders. Under the Indian Companies Act, in the event of a pre-emptive issuance of shares, subject to the limitations set forth above, a company must first offer the new shares to its shareholders on a fixed record date. The offer must include: (i) the right, exercisable by the shareholders on record, to renounce the shares offered in favor of any other person and (ii) the number of shares offered and the period of offer, which may not be less than 15 days and not exceeding 30 days from the date of offer. If the offer is not accepted it is deemed to have been declined and thereafter the Board is authorized under the Indian Companies Act to distribute any new shares not purchased by the pre-emptive rights holders in the manner which is not disadvantageous to the shareholders and the company.

Meetings of Shareholders

We must convene an AGM of shareholders each year within 15 months of the previous AGM or within five months of the end of the previous fiscal year, whichever is earlier. In certain circumstances a three-month extension may be granted by the Registrar of Companies to hold the AGM. The AGM of the shareholders is generally convened by our Company Secretary pursuant to a resolution of the Board. The AGM is convened to transact the following ordinary resolutions (i) the consideration of financial statements and the reports of the Board and auditors; (ii) the declaration of any dividend; (iii) the appointment of directors in place of those retiring; and (iv) the appointment of, and the fixing of the remuneration of, the auditors. All other business is treated as special business. In addition, the Board may convene an Extraordinary General Meeting (“EGM”) of shareholders when necessary or at the request of a shareholder or shareholders holding at least 10% of our paid-up capital carrying voting rights to transact any special business. Written notice setting out the agenda of any meeting must be given at least 21 days prior to the date of any general meeting to the shareholders on record, excluding the days of mailing and date of the meeting. The EGM of shareholders must be held at a place within India. The AGM of shareholders must be held at our registered office or at such other place within the city in which the registered office is located. The Indian Companies Act allows companies to transact other than ordinary businesses and any business in respect of which directors or auditors have a right to be heard at any meeting, by means of a postal ballot coupled with electronic voting. The list of business that is allowed under a postal ballot is explained hereunder.

Certain resolutions, such as those listed below, are to be voted on only by a postal ballot:

•	alteration of the objects clause of the memorandum and articles of association;
•	alteration of the articles of association to constitute the Company into a private company;
•	change in place of the registered office outside the local limits of any city, town or village;
•	change in objects for which a company has raised money from the public through a prospectus and still has any unutilized amount out of the money so raised;
•	issue of shares with differential rights as to voting or dividend or otherwise under Section 43 (a)(ii) of the Indian Companies Act;
•	variation in the rights attached to a class of shares or debentures or other securities as specified under Section 48 of the Indian Companies Act;

•	buy-back of shares;
•	election of a director under Section 151 of the Indian Companies Act;
•	sale of the whole or substantially the whole of an undertaking of a company as specified under Section 180 (1)(a) of the Indian Companies Act; and
•	giving loans or extending guarantee or providing security in excess of the limit specified under Section 186(3) of the Indian Companies Act.

Voting Rights

At any general meeting, to provide an opportunity to the shareholders to exercise their votes towards the resolutions proposed at the AGM, the Company arranges for an e-voting facility, and voting through ballot will also be made available at the AGM. The members who have not already cast their vote by remote e-voting can exercise their vote at the AGM. The Chairperson has a casting vote in the case of tie. Any shareholder of the company entitled to attend and vote at a meeting of the company may appoint a proxy. The instrument appointing a proxy must be delivered to the company at least 48 hours prior to the meeting. Unless the Articles of Association otherwise provide, a proxy may not vote except on a poll. A corporate shareholder may appoint an authorized representative who can vote on behalf of the shareholder, upon remote e-voting or at the general meeting. An authorized representative is also entitled to appoint a proxy. Pursuant to the SEBI (Listing Obligations and Disclosure Requirements) Regulations, 2015 and SEBI (Listing Obligations and Disclosure Requirements) (Amendment) Regulations, 2018 (“Listing Regulations”), it is mandatory for remote e-voting facilities to be provided to all shareholders in respect of all shareholders’ resolutions in accordance with the procedure prescribed under the Indian Companies Act.

As per the Indian Companies Act, ordinary resolutions may be passed by simple majority at any general meeting for which the required period of notice has been given. However, special resolutions for matters such as amendments to the articles of association, the waiver of pre-emptive rights for the issuance of any new shares and a reduction of share capital require that votes cast in favor of the resolution (whether by show of hands or electronically or on a poll) are not less than three times the number of votes, if any, cast against the resolution by members so entitled and voting.

However, any company which is required to mandatorily provide its members with a facility to exercise their right to vote on resolutions at a general meeting by electronic means can pass the above-mentioned resolutions through electronic vote instead of postal ballot. Companies whose equity shares are listed on recognized stock exchange and if it has not less than one thousand members are compulsorily required to provide their members with a facility to exercise their right to vote on resolutions at a general meeting by electronic means. The equity shares of the Company are listed on a recognized stock exchange and it has more than one thousand members. Hence, the Company is eligible to pass the above-mentioned resolutions by electronic vote.

Indian law mandates that two-thirds of the non-independent directors on the Board retire by rotation every year, and one-third of them whose office of directorship is the longest shall mandatorily retire by rotation. Retiring directors qualify for reappointment. Executive directors are appointed by the shareholders for a maximum period of five years, but are eligible for reappointment upon completion of their term. An independent director shall hold office for a term of up to five consecutive years and will be eligible for reappointment on the passing of a special resolution by the shareholders.

An independent director can hold office for only two consecutive terms and will be eligible for reappointment after three years of ceasing to be an independent director, provided he/she is not appointed in or associated with the company in any capacity (whether directly or indirectly) during such three-year period.

As per applicable provisions in India, cumulative voting for election of directors is not recognized. The Companies Act recognizes the number of shares held as the number of votes available for cast. A shareholder may choose to cast all of his, her or its votes either in favor or against or partially in favor and against each resolution.

Register of Shareholders; Record Dates; Transfer of Shares

We maintain a register of shareholders held in electronic form through National Securities Depository Limited and the Central Depository Services (India) Limited. To determine which shareholders are entitled to specified shareholder rights such as a dividend or a rights issue, we may close the register of shareholders for a specified period not exceeding 30 days at one time. The date on which this period begins is the record date. The Indian Companies Act requires us to give at least seven working days’ prior notice to the public in the prescribed manner before such closure, unless a lesser period is specified by the SEBI. We may not close the register of shareholders for more than 30 consecutive days at any one time, and in no event for more than forty-five days in a year. The Listing Regulations also prescribe that there should be a time gap of at least 30 days between two record dates.

Following the introduction of the Depositories Act, 1996, and the repeal of Section 22A of the Securities Contracts (Regulation) Act, 1956, which enabled companies to refuse to register transfers of shares in some circumstances, the equity shares of a public company are freely transferable, subject only to the provisions of Section 58 of the Indian Companies Act and Regulation 40 of the Listing Regulations. Since we are a public company, the provisions of Section 58 will apply to us. In accordance with the provisions of Section 58(2) of the Indian Companies Act, the securities or other interests of the member are freely transferable except where there is any contract or arrangement between two or more persons in respect of transfer of securities, which may be enforced as a contract. If our Board refuses to register a transfer of shares, the shareholder wishing to transfer his, her or its shares may file an appeal with the National Company Law Tribunal. The SEBI vide its notification dated June 8, 2018 and through additional notification dated May 27, 2019 clarified that effective April 1, 2019 except in case of transmission or transposition of securities, requests for effecting transfer of securities shall not be processed unless the securities are held in dematerialized form with a depository. To that extent, transfer of securities held physically is restricted by the Government of India and such shares will be transferable if converted and held in dematerialized mode.

Pursuant to Section 59(4) of the Indian Companies Act, if a transfer of shares contravenes any of the provisions of the Indian Companies Act, the Securities Contracts (Regulation) Act, 1956 and Securities and Exchange Board of India Act, 1992 or the regulations issued thereunder or any other Indian laws, the National Company Law Tribunal may, on application made by the relevant company, a depository, company, Depositary participant, the holder of securities or the SEBI, direct any company or a Depositary to set right the contravention and to rectify the registers, records of members and / or beneficial owners.

Our Registrar and share Transfer Agent (“RTA”) for our equity shares is KFin Technologies  Limited , located in Hyderabad, India.

The SEBI vide its amendment notification dated June 8, 2018 and through additional clarification dated May 27, 2019 had clarified that effective April 1, 2019 except in case of transmission or transposition of securities, requests for effecting transfer of securities shall not be processed unless the securities are held in dematerialized form with a depository. Subsequently, the SEBI by way of a notification dated January 24, 2022, which amended certain provisions of the Listing Regulations, did away with the carve-out provided for transmission and transposition of securities. Pursuant to the said amendment, the transmission or transposition of securities held in physical or dematerialised form can be effected only in dematerialized form. Further, pursuant to the SEBI circular dated January 25, 2022, all listed companies have been mandated to issue securities only in dematerialized form, while processing the following service requests: (a) issue of duplicate securities certificate; (b) claim from unclaimed suspense account; (c) renewal / exchange of securities certificate; (d) endorsement; (e) sub-division / splitting of securities certificate; (f) consolidation of securities certificates / folios; (g) transmission; and (h) transposition.

Disclosure of Ownership Interest

Section 89 of the Indian Companies Act requires holders of record who do not hold beneficial interests in shares of Indian companies to declare to the company certain details, including the nature of the holder’s interest and details of the beneficial owner. Any person who fails to make the required declaration within 30 days may be liable for a fine of up to ₹50,000 and where the failure is a continuing one, a further fine of ₹200 for each day that the declaration is not made subject to a maximum of ₹500,000. Failure to comply with Section 89 will not affect the obligation of the company to pay any dividends to the registered holder of any shares pursuant to which such declaration has not been made. Beneficial interest in a share includes, directly or indirectly, through any contract, arrangement or otherwise, the right or entitlement of a person alone or together with any other person to: (i) exercise or cause to be exercised any or all of the rights attached to such share; or (ii) receive or participate in any dividend or other distribution in respect of such share.  While it is unclear under Indian law whether Section 89 applies to holders of ADSs of the company, investors who exchange ADSs for the underlying equity shares of the company will be subject to the restrictions of Section 89. Additionally, holders of ADSs may be required to comply with such notification and disclosure obligations pursuant to the provisions of the Deposit Agreement entered into by such holders, the company and the Depositary.

Declaration of Significant beneficial ownership in the Company

Section 90 of the Indian Companies Act requires individual shareholders who, acting alone or together, or through one or more persons or trust, including a trust and persons resident outside India, holding beneficial interest of not less than 10% in shares of a company or the right to exercise, or the actual exercising of, significant influence or control over the company shall make a declaration to the company, specifying the nature of his interest. The Companies (Significant Beneficial Ownership) Rules, 2018 (as amended from time to time) prescribe the thresholds and applicable rules for identifying a 'significant beneficial owner' and provides for filings and disclosures to be made in the event of change in details. Any person failing to submit the required disclosures is punishable with a minimum fine of fifty thousand rupees which may extend to two lakh rupees. Where the failure is a continuing one, the individual will be levied a further fine which may extend to one thousand rupees for every day after the first during which the failure continues.

Audit and Annual Report

Under the Indian Companies Act, a company must file its financial statements with the Registrar of Companies within 30 days from the date of the AGM. As per the Listing Regulations, the copies of the annual report as sent to the shareholders, along with the notice of the AGM, are required to be submitted to the stock exchanges on which the company’s shares are listed and published on the company's website, along with the notice of the AGM, not later than the day of commencement of dispatch to its shareholders. At least 21 days before the AGM of the shareholders, a listed company must distribute soft copies of the full Annual Report to all those shareholders who have registered their email addresses for this purpose, physical copies of the Annual Report to its shareholders who have not registered their email addresses for this purpose and to those shareholders who ask for the same. A company must also file an annual return containing a list of the company’s shareholders and other company information within 60 days of the conclusion of the AGM.

Reduction of Share Capital

Under the Indian Companies Act, a company may by a special resolution and approval of the court / tribunal of the state in which the registered office of the company is situated reduce the share capital in the manner prescribed by the Indian Companies Act, provided that such reduction is authorized by the articles of association of the company. These provisions shall not apply in the case of a buyback of shares by the Company.

Company Acquisition of Equity Shares

A company may acquire its own equity shares without seeking the approval of the court or National Company Law Tribunal in compliance with prescribed rules, regulations and conditions of the Indian Companies Act. In addition, public companies which are listed on a recognized stock exchange in India must comply with the provisions of the Securities and Exchange Board of India (Buy-back of Securities) Regulations, 2018 (“Buy-back Regulations”). Since we are a public company listed on two recognized stock exchanges in India, we would have to comply with the relevant provisions of the Indian Companies Act and the provisions of the Buy-back Regulations. The Buy-back Regulations provide two ways of buy-back of shares: the Tender Offer method and the Open Market through book building or the Stock Exchange method. Under the Tender Offer route, in order for the ADS holders to participate in a company's purchase of its own shares, the ADS holders must have previously taken certain actions in order to withdraw the equity shares underlying the ADSs held by the ADS holders in advance of the record date fixed for the buyback and should have become holders of equity shares on such record date. Under the Open Market route, the buyback has to be done through the stock exchanges in India.

There can be no assurance that shares offered by an ADS investor in any buyback of shares by us will be accepted by us. Any conversion of ADS into underlying equity shares and re-conversion of such equity shares into ADS is currently subject to limits of permissible foreign shareholding in the Company. Foreign investment of up to 100% of our share capital is currently permitted by Indian laws. Participation by ADS holders in a buyback is also subject to Foreign Exchange Management Act, 1999 and rules and regulations framed thereunder, if any, Income Tax Act, 1961 and rules and regulations framed thereunder, the Depository Receipts Scheme, 2014 (the “DR Scheme”), as applicable, Circular on framework for issue of Depositary Receipts dated October 10, 2019 (read with circular SEBI/HO/MRD2/DCAP/CIR/P/2 dated November 28, 2019, SEBI/HO/MRD/DCAP/CIR/P/2020/190 dated October 1, 2020 and SEBI/HO/MRD2/DCAP/CIR/P/2020/243 dated December 18, 2020)  and also subject to such approvals, if and to the extent necessary or required from concerned authorities including, but not limited to, approvals from the Reserve Bank of India (“RBI”) under Foreign Exchange Management Act, 1999 and rules and regulations framed thereunder, if any. ADS investors are advised to consult their legal advisors for advice prior to participating in any buyback by us, including advice related to any related regulatory approvals and tax issues.

Liquidation Rights

As per the Indian Companies Act and the Insolvency and Bankruptcy Code, 2016, certain payments have preference over payments to be made to equity shareholders. These payments having preference include payments to be made by the Company to its employees, taxes, payments to secured and unsecured lenders and payments to holders of any shares entitled by their terms to preferential repayment over the equity shares. In the event of our winding-up, the holders of the equity shares are entitled to be repaid the amounts of paid-up capital or credited as paid-upon those equity shares after payments have been made by the Company as set out above. Subject to such payments having been made by the Company, any surplus assets are paid to holders of equity shares in proportion to their shareholdings.

Redemption of Equity Shares

Subject to the buy-back of shares as set out in the section titled “Company Acquisition of Equity Shares”, under the Indian Companies Act equity shares are not redeemable.

Discriminatory Provisions in Articles

There are no provisions in our Articles of Association discriminating against or in favor of any existing or prospective holder of such securities as a result of such shareholder owning a substantial number of shares. There are no restrictions on the securities of the Company by any other class of securities or contracts.

Alteration of Shareholder Rights

Under the Indian Companies Act and subject to the provisions of the memorandum or articles of association of a company, the rights of any class of shareholders can be altered or varied (i) with the consent in writing of the holders of not less than three-fourths of the issued shares of that class; or (ii) by special resolution passed at a separate meeting of the holders of the issued shares of that class. However, if the variation by one class of shareholders affects the rights of any other class of shareholders, the consent of three-fourths of such other class of shareholders shall also be required. In the absence of any such provision in the articles, such alteration or variation is permitted as long as it is not prohibited by the terms of the issue of shares of such a class.

Limitations on the Rights to Own Securities

The subscription, purchase and sale of shares of an Indian company are governed by various Indian laws restricting the issuance of shares by the company to non-residents or subsequent transfer of shares by or to non-residents. Non-residents can invest in the securities of Indian companies subject to fulfillment of conditions prescribed by the RBI from time to time. It may be noted that a non-resident cannot acquire shares of a listed company on a stock exchange unless such non-resident is (i) registered as a foreign portfolio investor (“FPI”) with the SEBI; (ii) a person residing outside India who is a citizen of India (“NRI”) or (iii) a person residing outside India who is registered as an Overseas Citizen of India cardholder under the Citizenship Act, 1955 (“OCI”). There are no restrictions on the exercise of voting rights by non-residents.

Subject to certain conditions, foreign direct investment in most industry sectors does not require prior approval of Government of India or the RBI if the percentage of equity holding by all foreign investors does not exceed specified industry-specific thresholds. These conditions include certain minimum pricing requirements, compliance with the Takeover Code (as defined below), and ownership restrictions based on the nature of the foreign investor (as described below). Purchases by foreign investors of ADSs are treated as direct foreign investment in the equity issued by Indian companies for such offerings. Foreign investment of up to 100% of our share capital is currently permitted by Indian laws. With a view to safeguard domestic organizations from hostile or opportunistic acquisitions in the midst of the COVID-19 pandemic, by way of the Foreign Exchange Management (Non-debt Instruments) Amendment Rules, 2020 issued on April 22, 2020, the Ministry of Finance has made the prior approval of the Government mandatory for receiving foreign investments (including the subsequent transfer of ownership), on or after April 22, 2020, from countries that share a land border with India. This requirement also applies in cases where the beneficial owner of such foreign investment (both at the time of investment and any change thereafter due to transfer of ownership) is situated in or is a resident of a country sharing a land border with India.

NRIs and OCIs are permitted to purchase or sell equity instruments of a listed Indian company on repatriation basis on a recognized stock exchange in India. An NRI or OCI can purchase up to 5% of the total paid-up equity capital on a fully diluted basis or should not exceed 5% of the paid-up value of each series of debentures or preference shares or warrants issued by an Indian company, subject to the condition that the total holdings of all

NRIs and OCIs together does not exceed 10% of the total paid-up equity capital on a fully diluted basis or should not exceed 10% of the paid-up value of each series of debentures or preference shares or warrants. The 10% ceiling may be exceeded if a special resolution is passed in a general meeting of the shareholders of a company, subject to an overall ceiling of 24%. In addition, NRIs may also make foreign direct investments in Indian companies pursuant to the foreign direct investment route discussed above.

Overseas corporate bodies controlled by NRIs (“OCBs”) were previously permitted to invest on favorable terms under the Portfolio Investment Regulation. The RBI no longer recognizes OCBs as an eligible class of investment vehicle under various routes and schemes under the foreign exchange regulations.

Transfers of shares or convertible debentures of the company, by way of sale or gift, between two non-residents are not subject to RBI approvals or pricing restrictions. However, for sectors in which foreign direct investment requires prior government approval (foreign direct investment in the information technology sector does not require prior government approval), approval from the Government of India will be required for a transfer between two non-residents.

Investments by FPIs are governed by the Securities and Exchange Board of India (Foreign Portfolio Investors) Regulations, 2019 (FPI Regulations) as well as the Foreign Exchange Management (Non-debt Instruments) Rules, 2019 and the Foreign Exchange Management (Debt Instruments) Regulations, 2019, from an Indian exchange control perspective. FPIs are required to be registered with the designated Depositary participant on behalf of the SEBI subject to compliance with ‘Know Your Customer’ norms. FPIs can invest only in permitted securities, such as:

a.	shares, debentures and warrants issued by a body corporate, listed or to be listed on a recognized stock exchange in India, through primary and secondary markets;
b.	units of domestic mutual funds or Exchange Traded Funds, which invest less than or equal to 50% in equity;
c.	units of schemes floated by a collective investment scheme;
d.	derivatives traded on a recognized stock exchange;
e.	dated government securities and treasury bills;
f.	credit enhanced bonds;
g.	security receipts issued by asset reconstruction companies;
h.	debt instruments issued by banks, eligible for inclusion in regulatory capital;
i.	listed non-convertible / redeemable preference shares or debentures issued in terms of Regulation 6 of the Foreign Exchange Management (Debt Instruments) Regulations, 2019;
j.	non-convertible debentures or bonds issued by an Indian company;
k.	Rupee denominated bonds or units issued by infrastructure debt funds;
l.	Indian depository receipts;
m.	units of Real Estate Investment Trusts, Infrastructure Investment Trusts and Category III Alternative Investment Funds registered with SEBI;
n.	any debt securities or other instruments as permitted by the Reserve Bank of India for foreign portfolio investors to invest in from time to time;
o.

securitized debt instruments, including any certificate or instrument issued by a special purpose vehicle set up for securitization of assets with banks, financial institutions or non-banking financial institutions as originators;

p.	municipal bonds;
q.	commercial papers issued by an Indian company; and
r.	such other instruments specified by the Securities and Exchange Board of India from time to time.

A single foreign portfolio investor (including its investor group) is permitted to purchase equity shares of a company only below 10% of the paid-up equity capital of the company. If the investment made by a person resident outside India in a listed Indian company is less than 10% of the post issue paid-up equity share capital (on a fully diluted basis) of such listed Indian company or less than 10% of the paid up value of each series of capital instruments of such listed Indian company, such investment would be categorized as foreign portfolio investment. However, there is a distinction between such foreign portfolio investment and investment by an entity registered with SEBI as a foreign portfolio investor. In other words, all investments by a SEBI registered FPI will necessarily be categorized as foreign portfolio investments, however investments by entities not registered as FPI with SEBI can also be categorized as ‘foreign portfolio investments’ if it is within the prescribed limits. Subject to compliance with all applicable Indian laws, rules, regulations, guidelines and approvals in terms of the FPI Regulations, a registered Category I FPI may issue offshore derivative instruments (as defined under the FPI Regulations as any instrument, by whatever name called, which is issued overseas by a FPI against securities held by it in India, as its underlying) only in the event (i) such offshore derivative instruments are issued only to persons who are eligible to obtain registration as Category I FPIs; and (ii) such offshore derivative instruments are issued after compliance with ‘know your client’ norms. An FPI is also required to ensure any transfer of any offshore derivative instrument issued by or on behalf of it is made to persons who fulfill the above requirements. Further, prior consent of the FPI issuing the offshore derivative instrument is obtained for a transfer, except when the persons to whom the offshore derivative instruments are to be transferred to are pre-approved by the FPI. Category II FPIs or persons who would be categorized as Category II FPIs cannot deal in offshore derivative instruments.

The Foreign Exchange Management (Non-debt Instruments) Rules, 2019 (as amended from time to time) ("Non-Debt Rules") provide that an FPI may purchase equity instruments of a listed Indian company on a recognized stock exchange in India through public offer/ private placement, subject to the individual and aggregate limits and the conditions specified. Further, under the FPI Regulations, an FPI may sell securities so acquired (i) in an open offer in accordance with the Securities Exchange Board of India (Substantial Acquisition of Shares and Takeovers) Regulations, 2011; or (ii) in an open offer in accordance with the Securities Exchange Board of India (Delisting of Equity Shares) Regulations, 2009; or (iii) through buyback of securities by a listed Indian company in accordance with the Securities Exchange Board of India (Buy-back of Securities) Regulations, 2018. An FPI may also acquire securities (i) in any bid for, or acquisition of securities in response to an offer for disinvestment of shares made by the Central Government or any State Government; or (ii) in any transaction in securities pursuant to an agreement entered into with merchant banker in the process of market making or subscribing to unsubscribed portion of the issue in accordance with Chapter IX of the SEBI (ICDR) Regulations, 2018.

As per the Non-Debt Rules, the total holding of each FPI (or an investor group) shall be below 10% of the total paid up equity capital on a fully diluted basis or less than 10% of the paid up value of each series of debentures or preference shares or share warrants issued by an Indian company and the total holding of all FPIs put together (i.e., aggregate limit) shall not exceed 24% of the paid up equity capital on a fully diluted basis or paid up value of each series of debentures or preference shares or share warrants. The FPIs investing in breach of the prescribed limit of 10% shall have the option of divesting their holdings within five trading days from the date of settlement of the trades causing the breach. In case the FPI chooses not to divest, then the entire investment in the company by such FPI and its investor group shall be considered as investment under FDI and the FPI and its investor group shall not make further portfolio investment in the company concerned. The aggregate investment limit of 24% mentioned above could also be increased to the sectoral cap / statutory ceiling, as applicable, by the Indian company concerned through a resolution by its board of directors followed by a special resolution to that effect by its shareholders.

Effective April 1, 2020, the aggregate limit for investment by FPIs is the sectoral caps applicable to the Indian company as set out under the FDI route. Prior to March 31, 2020, companies were provided the option of setting a lower aggregate limit of 24% or 49% or 74% as deemed fit, instead of the sectoral caps, with the approval of its board of directors and shareholders (through a special resolution). If a company has decreased its aggregate limit to 24% or 49% or 74%, it may subsequently increase such aggregate limit to 49% or 74% or the sectoral cap or statutory ceiling, respectively as deemed fit, with the approval of its board of directors and shareholders (through a special resolution). Once the aggregate limit has been increased to a higher threshold, the Indian company cannot reduce the same to a lower threshold.

Portfolio investment, up to aggregate foreign investment level of 49% or sectoral / statutory cap, whichever is lower, will not be subject to either Government approval or compliance of sectoral conditions, as the case may be, if such investment does not result in transfer of ownership and control of the resident Indian company from resident Indian citizens or transfer of ownership or control to persons resident outside India and other investments by a person resident outside India shall be subject to the conditions of Government approval and compliance of sectoral conditions as laid down in the Non-Debt Rules. Section 9 of the Income Tax Act was amended vide

Finance Act, 2017 so as to clarify that explanation 5 shall not apply to an asset or capital asset, which is held by a non-resident by way of investment, directly or indirectly, in a FII as referred to in clause (a) of the explanation to section 115AD of the Income Tax Act for an assessment year commencing on or after the April 1, 2012 but before the April 1, 2015. This amendment takes effect retrospectively from April 1, 2012 and will, accordingly, apply from assessment year 2012-13 and subsequent assessment years. Section 9 of the Income Tax Act has been further amended so as to clarify that explanation 5 shall not apply to an asset or capital asset, which is held by a non-resident by way of investment, directly or indirectly, in Category-I or Category-II FPI under the Securities and Exchange Board of India (Foreign Portfolio Investors) Regulations, 2014, made under the Securities and Exchange Board of India Act, 1992 (15 of 1992). This amendment takes effect retrospectively from April 1, 2015 and will, accordingly, apply from assessment year 2015-16 and subsequent assessment years.

Further, Finance Act 2020, dated March 27, 2020, has modified the above proviso to explanation 5. After the amendments, below shall be applicable with effect from April 1, 2020 and will, accordingly, apply in relation to the assessment year 2020-21 and subsequent assessment years.

Explanation 5 shall not apply to an asset or capital asset, which is held by a non-resident by way of investment, directly or indirectly, in a FII as referred to in clause (a) of the explanation to section 115AD of the Income Tax Act for an assessment year commencing on or after the April 1, 2012 but before the April 1, 2015. Further, explanation 5 shall not apply to an asset or capital asset, which is held by a non-resident by way of investment, directly or indirectly, in Category-I or Category-II FPI under the Securities and Exchange Board of India (Foreign Portfolio Investors) Regulations, 2014 prior to their repeal, made under the Securities and Exchange Board of India Act, 1992 (15 of 1992). Further, following proviso is also inserted vide Finance Act 2020, “Provided also that nothing contained in explanation 5 shall apply to an asset or a capital asset, which is held by a non-resident by way of investment, directly or indirectly, in Category-I foreign portfolio investor under the Securities and Exchange Board of India (Foreign Portfolio Investors) Regulations, 2019, made under the Securities and Exchange Board of India Act, 1992”.

Provisions on Changes in Capital

Our authorized capital can be altered by an ordinary resolution of the shareholders in a general meeting. The additional issue of shares is subject to the pre-emptive rights of the shareholders. In addition, a company may increase its share capital, consolidate its share capital into shares of larger face value than that of its existing shares or sub-divide its shares by reducing their par value, subject to an ordinary resolution of the shareholders in a general meeting.

Takeover Code

Under the Securities and Exchange Board of India (Substantial Acquisition of Shares and Takeovers) Regulations, 2011 (“Takeover Code”), upon acquisition of shares or voting rights in a public listed Indian company such that the aggregate shares or voting rights of the acquirer (meaning a person who, directly or indirectly, acquires or agrees to acquire shares or voting rights in a target company, or acquires or agrees to acquire control over the target company, either by himself or together with persons acting in concert with him is 5% or more of the shares of the company, the acquirer together with such persons acting in concert with him required to, within two working days of such acquisition of shares or voting rights or receipt of intimation of allotment of shares, disclose the aggregate shareholding and voting rights in the company to the company and to the stock exchanges in which the shares of the company are listed.

Further, an acquirer  together with persons acting in concert with him, who holds shares or voting rights entitling them to 5% or more of the shares or voting rights in a target company must disclose the number of shares or voting rights held and change in shareholding or voting rights from the last disclosure made if it exceeds 2% of the total shareholding or voting rights in the company to the company and to the stock exchanges on which the shares of the company are listed, within two working days of such acquisition of shares or voting rights or sale or receipt of intimation of allotment of such shares. This disclosure is required, in case of a sale, even if such sale results in the shareholding of the acquirer falling below 5%.  However, acquisition beyond 5 % but up to 10% of the voting rights in a target shall be permitted for the financial year of 2020-2021, if the acquisition is by a promoter pursuant to an preferential issue of equity shares by the target company.

The acquisition of shares or voting rights which entitles the acquirer and persons acting in concert with him to exercise 25% or more of the voting rights in or control over the target company triggers a requirement for the acquirer and the persons acting in concert with him to make an open offer to acquire at least 26% of the total shares of the target company for an offer price determined as per the provisions of the Takeover Code. The acquirer is required to make a public announcement for an open offer on the date on which it is agreed to acquire such shares or voting rights.

Where the public shareholding in the target company is reduced to a level below the limit specified in the Listing Regulations read with SEBI circular SEBI/HO/CFD/CMD/CIR/P/43/2018 dated February 22, 2018 (which superseded SEBI circular CIR/CFD/CMD/14/2015 dated November 30, 2015) on account of shares being acquired pursuant to an open offer, the acquirer is required to take necessary steps to facilitate compliance with the public shareholding threshold within the time prescribed in the Securities Contract (Regulation) Rules, 1957. Pursuant to an amendments to the Takeover Code dated December 6, 2021, an acquirer can make an offer for delisting the company if such acquirer declares his intention to do so at the time of making the public announcement of an open offer as well as at the time of making the detailed public statement in accordance with the provisions of the Takeover Code, provided that if the open offer is for an indirect acquisition, the declaration of the intent to so delist is required to be made initially only in the detailed public statement. Where the target company fails to get delisted pursuant to such delisting offer, but which results in the shareholding of the acquirer exceeding the maximum permissible non-public shareholding threshold, the acquirer can undertake a further attempt to delist the target company in accordance with the Securities and Exchange Board of India (Delisting of Equity Shares) Regulations, 2009 (“Delisting Regulations”) during the period of 12 months from the date of completion of the open offer, subject to the acquirer continuing to exceed the maximum permissible non-public shareholding in the target company. Further, upon failure of the further delisting attempt, the acquirer shall ensure compliance of the minimum public shareholding requirement of the target company under the Securities Contract (Regulation) Rules, 1957 within a period of 12 months from the end of the aforesaid period. Subject to the above, if the shareholding of the acquirer exceeds thse maximum permissible non-public shareholding in the company pursuant to an open offer, the acquirer will not be eligible to make a voluntary delisting offer under the Delisting Regulations, , unless 12 months have elapsed from the date of the completion of offer period.

Since we are a listed company in India, the provisions of the Takeover Code will apply to us and to any person acquiring our equity shares or voting rights in our Company.

The ADSs entitle ADS holders to exercise voting rights in respect of the deposited equity shares (as described in the section below titled “Voting Rights of Deposited Equity Shares Represented by ADSs”). Accordingly, the requirement to make an open offer of at least 26% of the shares of a company to the existing shareholders of the company would be triggered by an ADS holder and any persons acting in concert with such ADS holder where the shares that underlie the holder’s (and any persons acting in concert with him) ADSs represent 25% or more of the shares or voting rights of the company.

Pursuant to the Listing Regulations, we have entered into listing agreements with each of the Indian stock exchanges on which our equity shares are listed and must report to the stock exchanges any disclosures made to the Company pursuant to the Takeover Code. Our Articles of Association do not contain a provision that would have an effect of delaying, deferring or preventing a change in control of the company and that would operate only with respect to a merger, acquisition or corporate restructuring involving our company.

Maintenance of Minimum Public Shareholding as a Condition for Continuous Listing

The Securities Contracts (Regulation) Rules, 1957 were amended on June 4, 2010 to make it mandatory for all listed companies in India to have a minimum public shareholding of 25%. The term ‘public shareholding’ for these purposes means equity shares of the company held by the public and includes shares underlying depository receipts if (i) the holder of such depository receipts has the right to issue voting instruction and (ii) such depository receipts are listed on an international exchange in accordance with the DR Scheme. Equity shares of a company held by a trust set up for implementing employee benefit schemes under the regulations framed by the SEBI are excluded from ‘public shareholding’.

Existing listed companies having a lower public shareholding are required to reach the prescribed threshold of 25% by:

a.	sale of shares held by the promoters / promoters group up to 2% of the total paid-up equity share capital in the open market, subject to five times' average monthly trading volume of the shares;
b.	allotment of eligible securities through qualified institutional placement in terms of Chapter VI of the SEBI (Issue of Capital and Disclosure Requirements) Regulations, 2018;
c.	issuance of shares to the public through a prospectus;
d.	offers for sale of shares held by promoters to the public through a prospectus;

e.	sale of shares held by promoters through the secondary market in terms of SEBI guidelines;
f.	rights issues to public shareholders, with promoter / promoter group shareholders forgoing their entitlement to equity shares, whether present or future, that may arise from such issue;
g.	bonus issues to public shareholders, with promoter / promoter group shareholders forgoing their entitlement to equity shares, whether present or future, that may arise from such issue; or
h.	any other method as may be approved by SEBI on a case to case basis.

Voting Rights of Deposited Equity Shares Represented by ADSs

Under Indian law, voting in relation to the equity shares is by show of hands unless a poll is demanded by a member or members present in person or by proxy holding at least 10% of the total shares entitled to vote on the resolution or by those holding shares with an aggregate paid-up capital of at least ₹5,00,000. However, every company whose equity shares are listed on a recognised stock exchange and every company having not less than one thousand members shall provide to its members a facility to exercise their right to vote on resolutions proposed to be considered at a general meeting by electronic means. The Listing Regulations now provide that an e-voting facility must be mandatorily provided to shareholders in respect of all shareholders’ resolutions in accordance with the procedure prescribed in the Indian Companies Act. A proxy including a body corporate represented by an authorized representative may vote for the resolutions.

For a description of the voting rights of holders of ADSs, see “Description of American Depositary Shares – Voting Rights” below.

Issue of Securities through the Depository Receipt Mechanism

The issue of securities through the depository receipt mechanism by Indian companies is governed by the Indian Companies Act, the Companies (Issue of Global Depository Receipts) Rules, 2014, the DR Scheme and the SEBI circulars dated October 10, 2019, November 28, 2019, October 1, 2020 and December 18, 2020 on the framework for the issue of depository receipts.

The Government of India approved the DR Scheme on October 21, 2014, which came into force on December 15, 2014. Consequently, the Issue of Foreign Currency Convertible Bonds and Ordinary Shares (Through Depository Receipt Mechanism) Scheme, 1993 has been repealed except to the extent relating to foreign currency convertible bonds. The DR Scheme is in addition to the other policies or facilities, as described above, relating to investments in Indian companies by foreign investors.

Under the DR Scheme, an Indian company, listed or unlisted, private or public, is permitted to issue or transfer permissible securities to a foreign depository for the purpose of issue of a Depository Receipt (“DR”) if such company has not been specifically prohibited from accessing capital markets or dealing in securities, subject to the conditions prescribed therein. However, the SEBI vide its circular dated October 10, 2019 DR Circular has now restricted the scope for issuance of DRs to companies incorporated in and listed on a recognized stock exchange in India. Permissible securities as per the DR Circular have been defined to mean "equity shares and debt securities, which are in dematerialized form and rank pari passu with the securities issued and listed on a Recognized Stock Exchange.”

The SEBI Circular has notified a detailed framework for issuance of DRs by a listed Indian company. The new framework which has come into force effective October 10, 2019, sets out eligibility requirements as well as certain obligations to be complied with by issuers of DRs. The circular issued on October 1, 2020 requires listed companies to appoint one of the Indian Depository as the "Designated Depository" for the purpose of monitoring of limits in respect of DRs. Further, the Depository Receipts (Amendment) Scheme, 2019 has also been notified on October 7, 2019 which amends the definition of 'permissible jurisdiction', inter alia, to include the International Financial Services Centre in India.

Previously, under the DR Scheme, companies were only required to comply with eligibility requirements pertaining to prohibition from accessing capital markets or dealing in securities. However, the current framework prescribes certain additional requirements including not being declared as a willful defaulter or a fugitive economic offender.

In addition to the requirements under the Indian Companies Act and the DR Scheme, the current framework sets out certain additional requirements for issuances of depository receipts. A permissible holder, i.e. a holder of depository receipts (including its beneficial owner), excludes an Indian resident and an NRI, which is over and above the requirements of the DR Scheme. However, in case of issue of DRs to NRIs pursuant to share based employee benefit schemes which are implemented by a company in terms of SEBI (Share Based Employee Benefits) Regulations 2014, a bonus issue and a rights issue, an NRI will not be excluded as a 'permissible holder' of DRs.

A listed company issuing DRs is also now required to file with the Indian stock exchanges any public disclosure made to the international stock exchange within 24 hours from the date of filing. The issuer would also be required to file the offer document for an initial issue of DRs with SEBI and the stock exchanges to seek their comments, if any.

A listed company issuing DRs is also required to ensure compliance with extant laws including compliance with the minimum public shareholding requirements and limits on foreign investment holding under the FEMA. As regards pricing, the current framework provides that the pricing of DR issuances would have to be undertaken at a minimum price equivalent to the price determined for corresponding mode of issue to domestic investors.

Furthermore, the current requirements relating to exercise of voting rights have also been modified under the new framework. Under the DR Scheme, while the exercise of voting rights on the shares underlying the DRs could be dealt with contractually under the deposit agreement, if such voting rights were not exercisable by the DR holders, the shares would not be counted towards minimum public shareholding requirements. However, under the revised framework, voting rights on the underlying shares are mandatorily required to be exercised only by DR holders.

Description of American Depositary Shares (ADS)

Deutsche Bank Trust Company Americas, as depositary, registers and delivers the ADSs. Each ADS represents ownership of one equity share, deposited with ICICI Bank Limited, 1st Floor, Empire Complex, 414, Senapati Bapat Marg, Lower Parel, Mumbai 400 013, India, as custodian for the depositary. Each ADS also represents ownership of any other securities, cash or other property which may be held by the depositary. As of March 31, 2022, the depositary’s corporate trust office at which the ADSs are administered and the principal executive office of the depositary were located at Floor 17S, 1 Columbus Circle, New York NY, USA 10019.

The Direct Registration System, or DRS, is a system administered by The Depository Trust Company, or DTC, pursuant to which the depositary may register the ownership of uncertificated ADSs, which ownership shall be evidenced by periodic statements issued by the depositary to the ADS holders entitled thereto.

We will not treat ADS holders as our shareholders and accordingly, you, as an ADS holder, will not have shareholder rights.  Shareholder rights are governed under the Indian Companies Act and Securities and Exchange Board of India (Listing Obligations and Disclosure Requirements) Regulations, 2015 (“Listing Regulations”).  The depositary is the holder of the equity shares underlying your ADSs.  As a holder of ADSs, you will have ADS holder rights.  A deposit agreement among us, the depositary and you, as an ADS holder, and the beneficial owners of ADSs sets out ADS holder rights as well as the rights and obligations of the depositary.  The laws of the State of New York govern the deposit agreement and the ADSs.

The following is a summary of the material provisions of the deposit agreement, and such summary is subject to and qualified by the terms of the deposit agreement and the form of American Depositary Receipt, which have been filed as exhibits to our Annual Report on Form 20-F filed with the US Securities and Exchange Commission.  For more complete information, you should read the entire deposit agreement and the form of American Depositary Receipt.

Holding the ADSs

How will you hold your ADSs?

You may hold ADSs either (1) directly (a) by having an American Depositary Receipt, or ADR, which is a certificate evidencing a specific number of ADSs, registered in your name, or (b) by holding ADSs in DRS, or (2) indirectly through your broker or other financial institution.  If you hold ADSs directly, you are an ADS holder.  This description assumes you hold your ADSs directly. ADSs will be issued through DRS, unless you specifically request certificated ADRs. If you hold the ADSs indirectly, you must rely on the procedures of your broker or other financial institution to assert the rights of ADS holders described in this section.  You should consult with your broker or financial institution to find out what those procedures are.

Dividends and Other Distributions

How will you receive dividends and other distributions on the shares?

The depositary has agreed to pay to you the cash dividends or other distributions it or the custodian receives on equity shares or other deposited securities, after deducting its fees and expenses.  You will receive these distributions in proportion to the number of equity shares your ADSs represent as of the record date (which will be as close as practicable to the record date for our equity shares) set by the depositary with respect to the ADSs.

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Cash.  The depositary will convert or cause to be converted any cash dividend or other cash distribution we pay on the equity shares or any net proceeds from the sale of any equity shares, rights, securities or other entitlements under the terms of the deposit agreement into U.S. dollars if it can do so on a reasonable basis and if it can transfer the U.S. dollars to the United States, and will distribute promptly the amount thus received. If the depositary shall determine in its judgment that such conversions or transfers are not possible or lawful or if any government approval or license is needed and cannot be obtained at a reasonable cost within a reasonable period or otherwise sought, the deposit agreement allows the depositary to distribute the foreign currency only to those ADS holders to whom it is possible to do so. It will hold or cause the custodian to hold the foreign currency it cannot convert for the account of the ADS holders who have not been paid and such funds will be held for the respective accounts of the ADS holders.  It will not invest the foreign currency and it will not be liable for any interest for the respective accounts of the ADS holders.

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Before making a distribution, any taxes or other governmental charges, together with fees and expenses of the depositary, that must be paid, will be deducted.  See “Payment of Taxes” below.  It will distribute only whole U.S. dollars and cents and will round fractional cents down to the nearest whole cent.

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Shares.  For any equity shares we distribute as a dividend or free distribution, either (1) the depositary will distribute additional ADSs representing such equity shares or (2) existing ADSs as of the applicable record date will represent rights and interests in the additional equity shares distributed, to the extent reasonably practicable and permissible under law, in either case, net of applicable fees, charges and expenses incurred by the depositary and taxes and/or other governmental charges.  The depositary will only distribute whole ADSs.  It will try to sell equity shares which would require it to deliver a fractional ADS and distribute the net proceeds in the same way as it does with cash.  The depositary may sell a portion of the distributed equity shares sufficient to pay its fees and expenses, and any taxes and governmental charges, in connection with that distribution.

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Elective Distributions in Cash or Shares.  If we offer holders of our equity shares the option to receive dividends in either cash or shares, the depositary, after consultation with us and having received timely notice as described in the deposit agreement of such elective distribution by us, has discretion to determine to what extent such elective distribution will be made available to you as a holder of the ADSs.  We must timely first instruct the depositary to make such elective distribution available to you and furnish it with satisfactory evidence that it is legal to do so.  The depositary could decide it is not legal or reasonably practicable to make such elective distribution available to you. In such case, the depositary shall, on the basis of the same determination as is made in respect of the equity shares for which no election is made, distribute either cash in the same way as it does in a cash distribution, or additional ADSs representing equity shares in the same way as it does in a share distribution.  The depositary is not obligated to make available to you a method to receive the elective dividend in shares rather than in ADSs.  There can be no assurance that you will be given the opportunity to receive elective distributions on the same terms and conditions as the holders of equity shares.

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Rights to Purchase Additional Shares.  If we offer holders of our equity shares any rights to subscribe for additional shares, the depositary shall having received timely notice as described in the deposit agreement of such distribution by us, consult with us, and we must determine whether it is lawful and reasonably practicable to make these rights available to you.  We must first instruct the depositary to make such rights available to you and furnish the depositary with satisfactory evidence that it is legal to do so.  If the depositary decides it is not legal or reasonably practicable to make the rights available but that it is lawful and reasonably practicable to sell the rights, the depositary will endeavour to sell the rights and in a riskless principal capacity or otherwise, at such place and upon such terms (including public or private sale) as it may deem proper distribute the net proceeds in the same way as it does with cash.  The depositary will allow rights that are not distributed or sold to lapse.  In that case, you will receive no value for them.

If the depositary makes rights available to you, it will establish procedures to distribute such rights and enable you to exercise the rights upon your payment of applicable fees, charges and expenses incurred by the depositary and taxes and/or other governmental charges. The Depositary shall not be obliged to make available to you a method to exercise such rights to subscribe for equity shares (rather than ADSs).

U.S. securities laws may restrict transfers and cancellation of the ADSs represented by shares purchased upon exercise of rights.  For example, you may not be able to trade these ADSs freely in the United States.  In this case, the depositary may deliver restricted depositary shares that have the same terms as the ADSs described in this section except for changes needed to put the necessary restrictions in place.

There can be no assurance that you will be given the opportunity to exercise rights on the same terms and conditions as the holders of equity shares or be able to exercise such rights.

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Other Distributions.  Subject to receipt of timely notice, as described in the deposit agreement, from us with the request to make any such distribution available to you, and provided the depositary has determined such distribution is lawful and reasonably practicable and feasible and in accordance with the terms of the deposit agreement, the depositary will distribute to you anything else we distribute on deposited securities by any means it may reasonably deem equitable and practicable, upon your payment of applicable fees, charges and expenses incurred by the depositary and taxes and/or other governmental charges. If any of the conditions above are not met, the depositary may adopt such method as it deems equitable and practicable for the purpose of effecting the distribution, including by selling, or causing to be sold, what we distributed and distributing the net proceeds in the same way as it does with cash; or, if it is unable to sell such property, the depositary may dispose of such property in any way it deems reasonably practicable under the circumstances or return such property to us, and in either case you may have no rights to or arising from such property.

The depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADS holders.  We have no obligation to register ADSs, shares, rights or other securities under the Securities Act.  We also have no obligation to take any other action to permit the distribution of ADSs, shares, rights or anything else to ADS holders.  This means that you may not receive the distributions we make on our shares or any value for them if we and/or the depositary determines that it is illegal or not practicable for us or the depositary to make them available to you.

Deposit, Withdrawal and Cancellation

How are ADSs issued?

The depositary will deliver ADSs if you or your broker deposit equity shares or evidence of rights to receive equity shares with the custodian.  Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, and receipt of any certifications required under the deposit agreement, the depositary will register the appropriate number of ADSs in the names you request and will deliver the ADSs to or upon the order of the person or persons entitled thereto.

How do ADS holders cancel an American Depositary Share?

You may turn in your ADSs at the depositary’s corporate trust office or by providing appropriate instructions to your broker.  Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will deliver the equity shares and any other deposited securities underlying the ADSs to you or a person you designate at the office of the custodian.  Or, at your request, risk and expense, the depositary will deliver the deposited securities at its corporate trust office, to the extent permitted by law.

How do ADS holders interchange between Certificated ADSs and Uncertificated ADSs?

You may surrender your ADR to the depositary for the purpose of exchanging your ADR for uncertificated ADSs.  The depositary will cancel that ADR and will send you a statement confirming that you are the owner of uncertificated ADSs.  Alternatively, upon receipt by the depositary of a proper instruction from a holder of uncertificated ADSs requesting the exchange of uncertificated ADSs for certificated ADSs, the depositary will execute and deliver to you an ADR evidencing those ADSs.

Voting Rights

How do you vote?

You may instruct the depositary to vote the equity shares or other deposited securities underlying your ADSs at any meeting at which you are entitled to vote pursuant to any applicable law, the provisions of our memorandum and articles of association, and the provisions of or governing the deposited securities.  Otherwise, you could exercise your right to vote directly if you withdraw the equity shares.  However, you may not know about the meeting sufficiently enough in advance to withdraw the equity shares.

If we ask for your instructions and upon timely notice from us, as described in the deposit agreement, the depositary will notify you of the upcoming meeting at which you are entitled to vote (including any vote by postal ballot) pursuant to any applicable law, the provisions of our memorandum and articles of association, and the provisions of or governing the deposited securities, and arrange to deliver our voting materials to you. The materials will include or reproduce (a) such information as is contained in such notice of meeting or solicitation of consents or proxies; (b) a statement that the ADS holders at the close of business on the ADS record date will be entitled, subject to any applicable law, the provisions of our memorandum and articles of association, and the provisions of or governing the deposited securities, to instruct the depositary as to the exercise of the voting rights, if any, pertaining to the equity shares or other deposited securities represented by such holder's ADSs; (c) a brief statement as to the manner in which such instructions may be given, including an express indication that the depositary shall notify such instruction to our chairman, or such other director our chairman may designate, and appoint our chairman or such other designated director as representative of the depositary and the holders of ADSs to attend such meeting and vote the deposited securities underlying the ADSs in the manner so instructed by such ADS holder; and (d) a brief statement as to the manner in which such instructions may be given or deemed given in accordance with the second to last sentence of this paragraph if no instruction is received, to the depositary to give a discretionary proxy to a person designated by us. Voting instructions may be given only in respect of a number of ADSs representing an integral number of equity shares or other deposited securities. For instructions to be valid, the depositary must receive them in writing on or before the date specified.  The depositary will try, insofar as is practical, subject to applicable law and the provisions of our memorandum and articles of association, to vote or cause to be voted the equity shares or other deposited securities (in person or by proxy or, if applicable, by postal ballot) as you instruct.  The depositary will only vote or attempt to vote as you instruct. If we timely requested the depositary to solicit your instructions but no instructions are received by the depositary from an owner with respect to any of the deposited securities represented by the ADSs of that owner on or before the date established by the depositary for such purpose, the depositary shall deem that owner to have instructed the depositary to give a discretionary proxy to a person designated by us with respect to such deposited securities, and, subject to receipt of required legal opinions and representations, the depositary shall give a discretionary proxy to a person designated by us to vote such deposited securities.  However, no such instruction shall be deemed given and no such discretionary proxy shall be given with respect to any matter if we inform the depositary we do not wish such proxy given, substantial opposition exists or the matter will adversely affect the rights of holders of the equity shares.

Under India law voting of equity shares is by show of hands unless a poll is demanded by a shareholder or shareholders present in person or by proxy holding at least 10% of the total shares entitled to vote on the resolution or by those holding shares with an aggregate paid-up capital of at least Rs. 50,000.  However, every company whose equity shares are listed on a recognised stock exchange and every company having not less than one thousand shareholders shall provide to its shareholders a facility to exercise their right to vote on resolutions proposed to be considered at a general meeting by electronic means.  A proxy including a body corporate represented by an authorized representative may vote for the resolution.

If the depositary receives instructions from holders of ADSs to demand a poll, the depositary may, subject to receipt of required legal opinions and representations, request our chairman or a person designated by our chairman to demand a poll, and our chairman or such designated person will endeavour to do so.

We cannot assure you that you will receive the voting materials in time to ensure that you can instruct the depositary to vote the equity shares underlying your ADSs.

The depositary and its agents are not responsible for failing to carry out voting instructions or for the manner of carrying out voting instructions.  This means that you may not be able to exercise your right to vote and you may have no recourse if the equity shares underlying your ADSs are not voted as you requested.

Compliance with Regulations

Information Requests

Each ADS holder and beneficial owner shall provide such information as we or the depositary may request pursuant to law, including, without limitation, relevant India law, any applicable law of the United States of America, our memorandum and articles of association, any resolutions of our Board of Directors adopted pursuant to such memorandum and articles of association, the requirements of any markets or exchanges upon which the equity shares, ADSs or ADRs are listed or traded, or to any requirements of any electronic book-entry system by which the ADSs or ADRs may be transferred, regarding the capacity in which they own or owned ADRs, the identity of any other persons then or previously interested in such ADRs and the nature of such interest, and any other applicable matters.

Disclosure of Interests

Each ADS holder shall comply with the provisions of our memorandum and articles of association and India law with regard to notification to us of interests in the equity shares underlying such ADS holder’s ADS, including disclosure of certain acquisitions and dispositions of ADSs or underlying equity shares within a prescribed period of time.

Each ADS holder also shall comply with our requests pursuant to India law, the rules and requirements of the New York Stock Exchange and any other stock exchange on which the equity shares are, or will be, registered, traded or listed or our memorandum and articles of association, which requests are made to provide information, inter alia, as to the capacity in which such ADS holder owns ADS and regarding the identity of any other person interested in such ADS and the nature of such interest and various other matters, whether or not they are ADS holders at the time of such requests.

Fees and Expenses

As an ADS holder, you will be required to pay the service fees to the depositary bank and certain taxes and governmental charges (in addition to any applicable fees, expenses, taxes and other governmental charges payable on the deposited securities represented by any of your ADSs).  A description of such service fees, taxes and governmental charges is included under “Item 12. Description of Securities Other Than Equity Securities – Fees and charges payable by holders of our ADSs” in our Annual Report on Form 20-F filed with the US Securities and Exchange Commission.

Payment of Taxes

You will be responsible for any taxes or other governmental charges payable, or which become payable, on your ADSs or on the deposited securities represented by any of your ADSs.  The depositary may refuse to register or transfer your ADSs or allow you to withdraw the deposited securities represented by your ADSs until such taxes or other charges are paid.  It may apply payments owed to you or sell deposited securities represented by your ADSs to pay any taxes owed and you will remain liable for any deficiency.  If the depositary sells deposited securities, it will, if appropriate, reduce the number of ADSs to reflect the sale and pay to you any net proceeds, or send to you any property, remaining after it has paid the taxes.  You agree to indemnify us, the depositary, the custodian and each of our and their respective agents, directors, employees and affiliates for, and hold each of them harmless from, any claims with respect to taxes (including applicable interest and penalties thereon) arising from any refund of taxes, reduced rate of withholding at source or other tax benefit obtained for you. Your obligations under this paragraph shall survive any transfer of ADRs, any surrender of ADRs and withdrawal of deposited securities or the termination of the deposit agreement.

Reclassifications, Recapitalizations and Mergers

If we:	Then:
Reclassify, split up or consolidate any of the deposited securities	Each ADS will automatically represent its equal share of the new deposited securities.
Distribute securities on the equity shares that are not distributed to you, or recapitalize, reorganize, merge, liquidate, sell all or substantially all of our assets, or take any similar action

The depositary may distribute some or all of the cash, shares or other securities it received.  It may also deliver new ADSs or ask you to surrender your outstanding ADRs in exchange for new ADRs identifying the new deposited securities.  If the shares or securities received may not be lawfully distributed, it may also sell such shares or securities at public or private sale and distribute the net proceeds from such sale.

Amendment and Termination

How may the deposit agreement be amended?

We may agree with the depositary to amend the deposit agreement and the form of ADR without your consent for any reason.  If an amendment adds or increases fees or charges, except for taxes and other governmental charges or expenses of the depositary for registration fees, facsimile costs, delivery charges or similar items, including expenses incurred in connection with foreign exchange control regulations and other charges specifically payable by ADS holders under the deposit agreement, or prejudices a substantial existing right of ADS holders, it will not become effective for outstanding ADSs until 30 days after the depositary notifies ADS holders of the amendment.  At the time an amendment becomes effective, you are considered, by continuing to hold your ADSs, to agree to the amendment and to be bound by the ADRs and the deposit agreement as amended. If any new laws are adopted which would require the deposit agreement to be amended in order to comply therewith, we and the depositary may amend the deposit agreement in accordance with such laws and such amendment may become effective before notice thereof is given to ADS holders.

How may the deposit agreement be terminated?

The depositary will terminate the deposit agreement if we ask it to do so, in which case the depositary will give notice to you at least 90 days prior to termination.  The depositary may also terminate the deposit agreement if the depositary has told us that it would like to resign, or if we have removed the depositary, and in either case we have not appointed a new depositary within 60 days.  In either such case, the depositary must notify you at least 30 days before termination.

After termination, the depositary and its agents will do the following under the deposit agreement but nothing else: collect distributions on the deposited securities, sell rights and other property and deliver equity shares and other deposited securities upon cancellation of ADSs after payment of any fees, charges, taxes or other governmental charges.  Six months or more after the date of termination, the depositary may sell any remaining deposited securities by public or private sale.  After that, the depositary will hold the money it received on the sale, as well as any other cash it is holding under the deposit agreement, for the pro rata benefit of the ADS holders that have not surrendered their ADSs.  It will not invest the money and has no liability for interest.  After such sale, the depositary’s only obligations will be to account for the money and other cash.  After termination, we shall be discharged from all obligations under the deposit agreement except for our obligations to the depositary thereunder.

Books of Depositary

The depositary will maintain ADS holder records at its depositary office.  You may inspect such records at such office during regular business hours but solely for the purpose of communicating with other holders in the interest of business matters relating to the Company, the ADRs and the deposit agreement.

The depositary will maintain facilities in the Borough of Manhattan, The City of New York to record and process the issuance, cancellation, combination, split-up and transfer of ADRs.

These facilities may be closed at any time or from time to time when such action is deemed necessary or advisable by the depositary in connection with the performance of its duties under the deposit agreement or at our reasonable written request.

Limitations on Obligations and Liability

The deposit agreement expressly limits our obligations and the obligations of the depositary and the custodian.  It also limits our liability and the liability of the depositary.  The depositary, the custodian and we:

•	are only obligated to take the actions specifically set forth in the deposit agreement without gross negligence or wilful misconduct;

•

are not liable if any of us or our respective controlling persons or agents are prevented or forbidden from, or subjected to any civil or criminal penalty or restraint on account of, or delayed in, doing or performing any act or thing required by the terms of the deposit agreement and any ADR, by reason of any provision of any present or future law or regulation of the United States or any state thereof, India or any other country, or of any other governmental authority or regulatory authority or stock exchange, or on account of the possible criminal or civil penalties or restraint, or by reason of any provision, present or future, of our memorandum and articles of association or any provision of or governing any deposited securities, or by reason of any act of God or war or other circumstances beyond its control (including, without limitation, terrorism, nationalization, expropriation, currency restrictions, work stoppage, strikes, civil unrest, revolutions, rebellions, explosions and computer failure);

•

are not liable by reason of any exercise of, or failure to exercise, any discretion provided for in the deposit agreement or in our memorandum and articles of association or provisions of or governing deposited securities;

•

are not liable for any action or inaction of the depositary, the custodian or us or their or our respective controlling persons or agents in reliance upon the advice of or information from legal counsel, accountants, any person presenting equity shares for deposit, any ADS holder, any beneficial owner or authorized representative thereof, or any other person believed by it in good faith to be competent to give such advice or information;

•

are not liable for the inability of any holder of ADSs or beneficial owner to benefit from any distribution, offering, right or other benefit made available to holders of deposited securities that is not made available to holders of ADSs under the terms of the deposit agreement;

•	are not liable for any special, consequential, indirect or punitive damages for any breach of the terms of the deposit agreement, or otherwise;
•	may rely upon any documents we believe in good faith to be genuine and to have been signed or presented by the proper party;
•

disclaim any liability for any action or inaction or inaction of any of us in reliance upon the advice of or information from legal counsel, accountants, any person presenting equity shares for deposit, holders of ADSs beneficial owners, or any person believed in good faith to be competent to give such advice or information; and

•

disclaim any liability for inability of any holder of ADSs or beneficial owner to benefit from any distribution, offering, right or other benefit made available to holders of deposited securities but not made available to holders of ADS under the terms of the deposit agreement.

The depositary and any of its agents also disclaim any liability (i) for any failure to carry out any instructions to vote, the manner in which any vote is cast or the effect of any vote or failure to determine that any distribution or action may be lawful or reasonably practicable or for not exercising any right to vote, (ii) for the failure or timeliness of any notice from us, the content of any information submitted to it by us for distribution to you or for any inaccuracy of any translation thereof, (iii) for any investment risk associated with the acquisition of an interest in the deposited securities or the credit-worthiness of any third party, (iv) for any tax consequences that may result from ownership of ADSs, equity shares or deposited securities, or (v) for any acts or omissions made by a successor depositary.

In addition, the deposit agreement provides that each party to the deposit agreement (including each holder of ADSs, beneficial owner and holder of interests in the ADRs) irrevocably waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in any lawsuit or proceeding against the depositary or us related to our shares, the ADSs or the deposit agreement.

In the deposit agreement, we and the depositary agree to indemnify each other under certain circumstances.

Requirements for Depositary Actions

Before the depositary will issue, deliver or register a transfer of an ADS, split-up, subdivide or combine ADSs, make a distribution on an ADS, or permit withdrawal of equity shares, the depositary or we may require:

•

payment of stock transfer or other taxes or other governmental charges and transfer or registration fees charged by third parties for the transfer of any equity shares or other deposited securities and payment of the applicable fees, expenses and charges of the depositary;

•	satisfactory proof of the identity and genuineness of any signature or any other matters contemplated in the deposit agreement; and
•

compliance with (A) the provisions of our memorandum and articles of association and resolutions and regulations of our Board adopted pursuant to our memorandum and articles of association; (B) any laws or governmental regulations relating to the execution and delivery of ADRs or ADSs or to the withdrawal or delivery of deposited securities; and (C) such reasonable regulations and procedures as the depositary may establish, from time to time, consistent with the deposit agreement and applicable laws, including presentation of transfer documents.

The depositary may refuse to issue and deliver ADSs or register transfers of ADSs generally when the register of the depositary or our transfer books are closed or at any time if the depositary or we determine that it is necessary or advisable to do so.

Your Right to Receive the Shares Underlying Your ADSs

You have the right to cancel your ADSs and withdraw the underlying equity shares at any time except:

•

when temporary delays arise because: (1) the depositary has closed its transfer books or we have closed our transfer books; (2) the transfer of equity shares is blocked to permit voting at a shareholders’ meeting; or (3) we are paying a dividend on our equity shares;

•	when you owe money to pay fees, taxes and similar charges;
•	when it is necessary to prohibit withdrawals in order to comply with any laws or governmental regulations that apply to ADSs or to the withdrawal of equity shares or other deposited securities, or
•	other circumstances specifically contemplated by Section I.A.(l) of the General Instructions to Form F-6 (as such General Instructions may be amended from time to time); or
•	for any other reason if the depositary or we determine, in good faith, that it is necessary or advisable to prohibit withdrawals.

The depositary shall not knowingly accept for deposit under the deposit agreement any equity shares or other deposited securities required to be registered under the provisions of the Securities Act, unless a registration statement is in effect as to such equity shares.

This right of withdrawal may not be limited by any other provision of the deposit agreement.

Direct Registration System

In the deposit agreement, all parties to the deposit agreement acknowledge that the DRS and Profile Modification System, or Profile, will apply to uncertificated ADSs upon acceptance thereof to DRS by DTC.  DRS is the system administered by DTC pursuant to which the depositary may register the ownership of uncertificated ADSs, which ownership shall be evidenced by periodic statements issued by the depositary to the ADS holders entitled thereto.  Profile is a required feature of DRS which allows a DTC participant, claiming to act on behalf of an ADS holder, to direct the depositary to register a transfer of those ADSs to DTC or its nominee and to deliver those ADSs to the DTC account of that DTC participant without receipt by the depositary of prior authorization from the ADS holder to register such transfer.